[PROVIDENT CAPITAL MANAGEMENT LETTERHEAD]



                             CUSTODY SERVICES
                               FEE SCHEDULE
                                   FOR
                                IPS FUNDS


     Account Setup Fee  . . . . . . . . . . . . . $ Waived
     Minimum Annual Market Value Fee  . . . . . . $ Waived

     Discount to be applied to fees listed below . . .20%


DOMESTIC CUSTODY

A.  Market Value Fees
    -----------------
       An annual market value fee will be charged monthly based upon the net assets of each account or fund.

       On the First $100 million  . . . . $.015 per thousand (1.50 basis points)

       On the Next $100 million . . . . . $.010 per thousand (1.00 basis points)

B.  Transaction Fees
    ----------------

       A transaction fee will be charged monthly for each free delivery, free receipt, purchase, sale, maturity, tender, exchange, stock dividend, and bond call.

       Depository Trust Company & Federal Reserve
       Book Entry System Settlements & Repurchase Agreements
       $10.00 per transaction
       New York Physical Settlements  . . . .  $40.00 per transaction
       Mutual Funds . . . . . . . . . . . . .  $24.00 per transaction
       Amortized Securities . . . . . . . . .  $25.00 per transaction
       Amortized Securities Paydowns  . . . .  $8.00 per  transaction
       Options/Futures  . . . . . . . . . . .  $29.00 per transaction
       Wire Transfers . . . . . . . . . . . .  $10.00 per transaction
            [PROVIDENT CAPITAL MANAGEMENT LETTERHEAD]



GLOBAL CUSTODY

A.  Market Value Fees
    -----------------

     An annual market value fee will be charged monthly based upon the net Global assets of each account or fund.

     Global Custody Assets  . . . . . . $1 per $1,000 of market value (10.0 basis points)

     Minimum Annual Market Value Fee  . Negotiated based on activity

B.  Transaction Fees
    ----------------

     A transaction fee based will be charged monthly for each free delivery, free receipt, purchase, sale, maturity, tender, exchange, stock dividend, and bond call.

     Global Transactions  . . . . . . . $40.00 per transaction


OUT-OF-POCKET REIMBURSABLE EXPENSES
-----------------------------------

     Postage, overnight delivery service, freight, and other delivery charges, plus bonding charges, in delivering materials to and from the Trust and in delivering all materials to shareholders, special 800 number, cost of proxies, notices, checks, tax forms, nonstandard statements, confirmations, checks, or any customized forms, hardware, software, line charges if inquiry access is requested, certificate printing, check or share drafts if a money market fund has check writing ability, and any expense Provident Bank shall incur at the written direction of an officer of the Trust.